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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PIERRE FOODS, INC.
                (Name of Registrant as Specified in Its Charter)
                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total Fee Paid:


[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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                                                     Filed by Pierre Foods, Inc.
                                               Pursuant to Rule 14a-12 under the
                                                 Securities Exchange Act of 1934
                                             Subject Company: Pierre Foods, Inc.
                                                      Commission File No. 0-7277

         1. On April 27, 2001, Pierre Foods, Inc., a North Carolina corporation, issued the following press release:

                   MANAGEMENT GROUP AGREES TO BUY PIERRE FOODS

         CINCINNATI, OHIO (April 27, 2001) -- Pierre Foods, Inc. (NASDAQ: FOOD) today announced that its Board of Directors, acting upon a recommendation of a Special Committee of the Board, has approved a definitive agreement and plan of share exchange with PF Management, Inc., a management group that reportedly owns 63% of the company's outstanding common stock. The agreement, signed yesterday, calls for PF Management to purchase, for $1.21 per share, all shares of Pierre Foods common stock owned by unaffiliated investors.

         Closing of the transaction, expected in July or August, is subject to shareholder approval, financing and other conditions typical of a management buyout. The transaction requires a favorable vote by the holders of 75% of the company's 5.78 million outstanding shares, but does not require approval by the holders of the company's outstanding 10 3/4% senior notes. Also, because PF Management is a "permitted holder" of the stock as provided in the indenture for the senior notes, the transaction does not trigger "put" rights for the noteholders.

         PF Management is owned by Pierre Foods' Chairman, James C. Richardson, Jr., its Vice-Chairman, David R. Clark, and retired executive James M. Templeton. Speaking for PF Management, Mr. Clark said, "We initiated and pursued this transaction because Pierre Foods, as currently configured, does not belong in the public domain. It lacks access to the capital markets and is a thinly-traded micro-cap stock, with no following among analysts, for which Nasdaq offers no real liquidity. The buyout offers shareholders an opportunity for liquidity and protects them from future downturn in the stock price. We believe that the company has long-run potential, and we were willing to pay a fair price to position ourselves for the long haul."

         Norbert E. Woodhams, the company's President and Chief Executive Officer, commented, "While this transaction was being negotiated by the Special Committee and its advisors, it has been `business as usual' at Pierre Foods in Cincinnati and Claremont. We expect the buyout to have no significant impact on our business except insofar as we might save some of the cost associated with public stock ownership."

         Pierre Foods owns and operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina. The company is a leading manufacturer of fully cooked branded and private-label protein and bakery products and is believed to be the largest integrated producer


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of microwaveable sandwiches. The company provides specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. It sells primarily to the foodservice market and serves leading national restaurant chains, a majority of primary and secondary schools, vending, convenience stores and other niche markets.

         Certain statements made in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in the company's periodic SEC reports, with respect to Pierre Foods these risks and uncertainties include, among others: the company's substantial leverage and insufficient cash flow from operations; restrictions imposed by the company's debt instruments; factors inhibiting a hostile takeover of the company; the stock available for sale and a limited secondary market for the stock; stock price volatility and the absence of dividends; competition; government regulation; general risks of the food industry; adverse changes in food costs and availability of supplies; dependence on key personnel; and potential labor disruption. In addition, the closing of the transaction described in this press release is subject to the conditions stated in the definitive agreement covering the transaction. In view of these considerations, investors should not place undue reliance on the predictive value of the forward-looking statements made in this press release.

CONTACT:

Pamela M. Witters, Chief Financial Officer, (513) 874-8741




         2. Pierre Foods will file a proxy statement and other relevant documents concerning the proposed share exchange with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Pierre Foods free of charge by requesting them in writing from Pierre Foods, Inc., 9990 Princeton Road, Cincinnati, Ohio 45246, Attention:
Pamela M. Witters, or by telephone at (513) 874-8741.

         Pierre Foods, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Pierre Foods in connection with the share exchange. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF PIERRE FOODS AND THEIR OWNERSHIP OF PIERRE FOODS SHARES IS SET FORTH IN THE PROXY STATEMENT FOR PIERRE FOODS' 2000 ANNUAL MEETING OF STOCKHOLDERS, WHICH MAY BE OBTAINED FROM THE SEC'S WEBSITE OR FROM PIERRE FOODS AS DESCRIBED ABOVE. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed share exchange when it becomes available.




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